EXHIBIT 16

                                       September 23, 1998


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Ladies and Gentlemen:


We have read the statements made by Cree Research, Inc. which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report for the month of September 1998. We agree with the statements concerning our Firm in such Form 8-K.

We have no basis to agree or disagree with the Company's statements regarding Ernst & Young LLP.

Yours very truly,

PricewaterhouseCoopers LLP